UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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The Timken Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of
2005
Annual Meeting of
Shareholders
and
Proxy Statement

THE TIMKEN COMPANY
Canton, Ohio U.S.A.

W. R. Timken, Jr.	WORLDWIDE LEADER IN BEARINGS AND STEEL
Chairman – Board of Directors
March 1, 2005

Dear Shareholder:

The 2005 Annual Meeting of Shareholders of The Timken Company will be held on Tuesday, April 19, 2005, at ten o’clock in the morning at the corporate offices of the Company in Canton, Ohio.

This year, you are being asked to act upon two matters recommended by your Board of Directors. Details of these matters are contained in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

Please read the enclosed information carefully before voting your shares. Voting your shares as soon as possible will ensure your representation at the meeting, whether or not you plan to attend.

I appreciate the strong support of our shareholders over the years and look forward to a similar vote of support at the 2005 Annual Meeting of Shareholders.

Sincerely,

W. R. Timken, Jr.

Enclosure

THE TIMKEN COMPANY	1835 Dueber Avenue, S.W.
Canton, Ohio 44706-0927 USA Telephone: (330) 438-3000

THE TIMKEN COMPANY
Canton, Ohio

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of The Timken Company will be held on Tuesday, April 19, 2005, at 10:00 A.M., at 1835 Dueber Avenue, S.W., Canton, Ohio, for the following purposes:

1.	To elect four Directors to serve in Class II for a term of three years.

2.	To approve The Timken Company Senior Executive Management Performance Plan, as Amended and Restated as of February 1, 2005.

3.	To transact such other business as may properly come before the meeting.

Holders of Common Stock of record at the close of business on February 18, 2005, are the shareholders entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR VOTE YOUR SHARES ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PROVIDED ON THE ENCLOSED PROXY CARD.

SCOTT A. SCHERFF
Corporate Secretary and
Assistant General Counsel

March 1, 2005

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR
PROXY CARD OR VOTE ELECTRONICALLY.

THE TIMKEN COMPANY

PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors in connection with the Annual Meeting of Shareholders to be held on April 19, 2005, at 10:00 a.m. local time at the Company’s corporate offices, and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the foregoing Notice. The mailing address of the corporate offices of the Company is 1835 Dueber Avenue, S.W., Canton, Ohio 44706-2798. The approximate date on which this Proxy Statement and form of proxy will be first sent or given to shareholders is March 17, 2005.

     The Board of Directors is not aware that matters other than those specified in the foregoing Notice will be brought before the meeting for action. However, if any such matters should be brought before the meeting, the persons appointed as proxies may vote or act upon such matters according to their judgment.

ELECTION OF DIRECTORS

     The Company presently has fourteen Directors who, pursuant to the Amended Regulations of the Company, are divided into three classes with five Directors in Class I, five Directors in Class II and four Directors in Class III. From the 2004 Annual Meeting of Shareholders until November 5, 2004, there were thirteen Directors, with five Directors in Class I, four Directors in Class II and four Directors in Class III. At the Board of Directors’ meeting held on November 5, 2004, the Board passed a resolution increasing the size of the Board from thirteen to fourteen Directors, and Phillip R. Cox was elected by the Directors then in office to fill the vacancy which was apportioned to Class II. At the Board of Directors’ meeting held on February 1, 2005, the Board passed a resolution decreasing the number of Directors from fourteen to thirteen effective as of the 2005 Annual Meeting of Shareholders. The decrease of one Director will be apportioned to Class II. At the 2005 Annual Meeting of Shareholders, four Directors will be elected to serve in Class II for a three-year term to expire at the 2008 Annual Meeting of Shareholders. Under Ohio law and the Company’s Amended Regulations, candidates for Director receiving the greatest number of votes will be elected. Abstentions and “broker non-votes” (where a broker, other record holder, or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter) will not be counted in the election of Directors and will not have any effect on the result of the vote. Current Class II Director Jay A. Precourt will retire from the Board after nine years of service as of the 2005 Annual Meeting of Shareholders when his three-year term expires.

     If any nominee becomes unable, for any reason, to serve as a Director, or should a vacancy occur before the election (which events are not anticipated), the Directors then in office may substitute another person as a nominee or may reduce the number of nominees as they shall deem advisable.

ITEM NO. 1

ELECTION OF CLASS II DIRECTORS

     The Board of Directors, by resolution at its February 1, 2005, meeting, nominated the four individuals set forth below to be elected Directors in Class II at the 2005 Annual Meeting of Shareholders to serve for a term of three years expiring at the Annual Meeting of Shareholders in 2008 (or until their respective successors are elected and qualified). All of the nominees have been previously elected as a Director by the shareholders except Mr. Cox. Each of the nominees listed below has consented to serve as a Director if elected.

     Unless otherwise indicated on any proxy, the persons named as proxies on the enclosed proxy form intend to vote the shares covered by such proxy form in favor of the nominees named below. The Board of Directors unanimously recommends a vote FOR the election of the nominees named below.

     The following table, based on information obtained in part from the respective nominees and in part from the records of the Company, sets forth information regarding each nominee as of January 10, 2005.

	Age; Principal Position or Office;	Director
	Business Experience for Last Five Years;	Continuously
Name of Nominee	Directorships of Publicly Held Companies	Since
Phillip R. Cox	57, President and Chief Executive Officer of Cox Financial Corporation, a financial services company, since 1972. Director of: Cincinnati Bell, Inc.; Federal Reserve Bank of Cleveland; Cinergy Corp.; Touchstone Mutual Funds; Long Stanton Manufacturing Company.	2004

Robert W. Mahoney	68, Retired Chairman of the Board of Diebold, Incorporated, a company specializing in the automation of self-service transactions, security products, software and service for its products, since 1999. Director of: Cincinnati Bell, Inc.; Sherwin-Williams Co.; Federal Reserve Bank of Cleveland (Chairman).	1992

Ward J. Timken, Jr.	37, Executive Vice President and President - Steel of The Timken Company, since 2004. Previous position: Corporate Vice President – Office of the Chairman, 2000-2003.	2002

Joseph F. Toot, Jr.	69, Retired President and Chief Executive Officer of The Timken Company, since 1998. Director of: PSA Peugeot Citroen; Rockwell Automation, Inc.; Rockwell Collins, Inc.	1968

CONTINUING DIRECTORS

     The remaining nine Directors, named below, will continue to serve in their respective classes until their respective terms expire. The following table, based on information obtained in part from the respective Directors and in part from the records of the Company, sets forth information regarding each continuing Director as of January 10, 2005.

	Age; Principal Position or Office;		Director
	Business Experience for Last Five Years;	Term	Continuously
Name of Director	Directorships of Publicly Held Companies	Expires	Since
James W. Griffith	51, President and Chief Executive Officer of The Timken Company, since 2002. Previous position: President and Chief Operating Officer, 1999-2002. Director of: Goodrich Corporation.	April 2007	1999

Jerry J. Jasinowski	66, President of The Manufacturing Institute, the education and research arm of the National Association of Manufacturers, the nation’s largest industrial trade association, since 2004. Previous position: President — National Association of Manufacturers, 1990-2004. Director of: webMethods, Inc.; Harsco Corporation; The Phoenix Companies, Inc.	April 2007	2004

John A. Luke, Jr.	56, Chairman and Chief Executive Officer of MeadWestvaco Corporation, a leading global producer of packaging, coated and specialty papers, consumer and office products, and specialty chemicals, since 2003. Previous positions: Chairman, President and Chief Executive Officer of MeadWestvaco Corporation, 2003; President and Chief Executive Officer of MeadWestvaco Corporation, 2002-2003; Chairman, President and Chief Executive Officer of Westvaco Corporation, 1996-2002. Director of: The Bank of New York Company, Inc.; FM Global; MeadWestvaco Corporation.	April 2007	1999

Joseph W. Ralston	61, Vice Chairman, The Cohen Group, an organization that provides clients with comprehensive tools for understanding and shaping their business, political, legal, regulatory and media environments, since 2003. Previous positions: General — United States Air Force (Retired); Supreme Allied Commander, Europe, NATO, 2000-2003; Vice Chairman, Joint Chiefs of Staff, 1996-2000. Director of: Lockheed Martin Corporation; URS Corporation.	April 2006	2003

Frank C. Sullivan	44, President and Chief Executive Officer of RPM International Inc., a world leader in specialty coatings, since 2002. Previous position: President and Chief Operating Officer, RPM International Inc., 2001-2002. Director of: RPM International Inc.	April 2007	2003

	Age; Principal Position or Office;		Director
	Business Experience for Last Five Years;	Term	Continuously
Name of Director	Directorships of Publicly Held Companies	Expires	Since
John M. Timken, Jr.	53, Private Investor.	April 2006	1986

W. R. Timken, Jr.	66, Chairman — Board of Directors of The Timken Company, since 2002. Previous positions: Retired as an executive of The Timken Company at the end of 2003, but remains non-executive Chairman; Chairman and CEO, 1999-2002. Director of: Diebold, Incorporated.	April 2006	1965

Ward J. Timken	62, President — Timken Foundation, since 2004. Previous position: Vice President of The Timken Company, 1992-2003.	April 2007	1971

Jacqueline F. Woods	57, Retired President of SBC Ohio, a telecommunications company, since 2000. Director of: Anderson’s Inc.	April 2006	2000

     The Board of Directors has adopted the independence standards of the New York Stock Exchange listing requirements for determining the independence of Directors. Those standards are annexed to this Proxy Statement as Appendix C. The Board has determined that the following continuing Directors or Director nominees have no material relationship with the Company and meet those standards: Phillip R. Cox, Jerry J. Jasinowski, John A. Luke, Jr., Robert W. Mahoney, Joseph W. Ralston, Frank C. Sullivan, John M. Timken, Jr., and Jacqueline F. Woods.

     W. R. Timken, Jr. and Ward J. Timken are brothers and are cousins of John M. Timken, Jr. Ward J. Timken, Jr. is the son of Ward J. Timken and the nephew of W. R. Timken, Jr. The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. During 2004, there were six meetings of the Board of Directors, nine meetings of its Audit Committee, three meetings of its Compensation Committee, and three meetings of its Nominating and Corporate Governance Committee. All nominees for Director and all continuing Directors attended 75 percent or more of the meetings of the Board and its Committees that they were eligible to attend. All members of the Board of Directors are expected to attend the Annual Meeting of Shareholders. Twelve of the thirteen Board members and two retiring Directors attended last year’s Annual Meeting of Shareholders. At each regularly scheduled meeting of the Board of Directors, the independent directors also meet separately in an executive session. The Chairpersons of the standing committees preside over those sessions on a rotating basis.

DIRECTOR COMPENSATION

     Each Nonemployee Director, other than W. R. Timken, Jr., who served in 2004 was paid at the annual rate of $35,000 for services as a Director. Each Nonemployee Director serving at the time of the Annual Meeting of Shareholders on April 20, 2004, received a grant of 1,000 shares of Common Stock and a grant of 3,000 nonqualified stock options under The Timken Company Long-Term Incentive Plan, as Amended and Restated (the “Long-Term Incentive Plan”), following the meeting, and such Directors and nominees for Director will receive annual grants of Common Stock and stock options under the Long-Term Incentive Plan following the Annual Meeting of Shareholders each year as long as they serve as Nonemployee Directors. Upon a Director’s initial election to the Board, each new Nonemployee Director receives a grant of 2,000 restricted shares under the Long-Term Incentive Plan, and Mr. Jasinowski received such a grant upon his election in April, 2004, as did Mr. Cox upon his election in November, 2004. W. R. Timken, Jr. does not receive any of the Nonemployee Director cash compensation described above. Pursuant to an agreement entered into between the Company and Mr. Timken in connection with his retirement as an Executive Officer of the Company on December 31, 2003, Mr. Timken agreed to serve as Chairman of the Board of Directors in a non-executive capacity for such period as he remains on the Board and is elected Chairman by the

Board of Directors. In addition, Mr. Timken agreed to provide consulting and other services to the Company for such period as he and the Company agree (the “Service Period”). Pursuant to the agreement, Mr. Timken is paid $480,000 per year for his service as Chairman of the Board of Directors, in lieu of the cash compensation paid to Nonemployee Directors generally. Following his service as Chairman of the Board of Directors, Mr. Timken will be paid $100,000 per year during the remainder of the Service Period, in lieu of the cash compensation paid to Nonemployee Directors generally. Mr. Timken will also receive a monthly payment of $18,334 for the remainder of his life, with fifty percent of this amount continuing following his death to his spouse for the remainder of her life. This amount is in addition to the other retirement benefits to which Mr. Timken is entitled. In addition, during the Service Period Mr. Timken will be provided an office and administrative support, and will have access to Company aircraft services for Company-related business. Mr. Timken will also be reimbursed for travel and other expenses incurred by him and his spouse for Company-related business. The agreement obligates Mr. Timken to refrain from competing with the Company for a five-year period following the end of the Service Period. As former employees of the Company, W. R. Timken, Jr., Ward J. Timken and Joseph F. Toot, Jr. receive a pension benefit from the Company. Additionally, as a former Chief Executive Officer of the Company, Mr. Toot is provided an office and administrative support.

     W. R. Timken, Jr. and Ward J. Timken were awarded performance unit grants under the Long-Term Incentive Plan in 2002 when they were Executive Officers of the Company. The grant covers the three-year performance period of 2002-2004. Because they retired as employees in 2003 after completing two full years of the performance period but prior to the completion of the full three-year cycle, they were eligible to receive a prorated (two-thirds) award of any final performance cycle award. W. R. Timken, Jr. received an award of $696,667 and Ward J. Timken received an award of $29,333 in 2004.

     Any Director may elect to defer the receipt of all or a specified portion of his or her cash and/or stock compensation in accordance with the provisions of The Director Deferred Compensation Plan adopted by the Board on February 4, 2000. Pursuant to the plan, cash fees can be deferred into a notional account and paid at a future date requested by the Director. The account will be adjusted through investment crediting options which include interest earned quarterly at a rate based on the prime rate plus one percent or the total shareholder return of the Company’s Common Stock, with amounts paid either in a lump sum or in installments in cash. Stock compensation can be deferred to a future date and paid either in a lump sum or installments and is payable in shares plus a cash amount representing dividend equivalents during the deferral period. Directors who are employees of the Company receive no separate fees as Directors of the Company.

     Following review by the Compensation Committee of the Company’s Board of Directors of the existing terms of compensation for Nonemployee Directors, on February 1, 2005, the Board of Directors approved an increase in the annual cash retainer paid to Nonemployee Directors. Effective as of January 1, 2005, Nonemployee Directors will be paid at the annual rate of $45,000 for services as a Director. Other terms of Nonemployee Director compensation did not change.

AUDIT COMMITTEE

     The Company has a separately designated standing Audit Committee of the Board of Directors, established in accordance with the requirements of the Securities Exchange Act of 1934. The Audit Committee has oversight responsibility with respect to the Company’s independent auditors and the integrity of the Company’s financial statements. The Audit Committee is composed of Jay A. Precourt (Chairman), Phillip R. Cox, Robert W. Mahoney, Joseph W. Ralston, Frank C. Sullivan and John M. Timken, Jr. All members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange. The Board of Directors of the Company has determined that the Company has at least one audit committee financial expert serving on the Audit Committee, and has designated Jay A. Precourt as that expert. The Chairperson of the Audit Committee receives $20,000 annually in addition to his base Director compensation and other members of the Committee receive an additional $10,000 annually for serving on the Audit Committee.

     The Audit Committee’s charter is available on the Company’s website at www.timken.com and copies are available upon request to the Company’s Corporate Secretary using the process described on page 31. The charter is also attached to this Proxy Statement as Appendix B.

AUDIT COMMITTEE REPORT

     The Audit Committee has reviewed and discussed with the Company’s management and the Company’s independent auditors the audited financial statements of the Company contained in the Company’s Annual Report to Shareholders for the year ended December 31, 2004. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

     The Audit Committee has received and reviewed the written disclosure and the letter from the Company’s independent accountants required by Independence Standards Board Standard No. 1 (titled, “Independence Discussions with Audit Committees”), has discussed with the Company’s independent auditors such independent auditors’ independence, and considered the compatibility of non-audit services with the auditors’ independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the U.S. Securities and Exchange Commission.

Jay A. Precourt, Chairman
Phillip R. Cox
Robert W. Mahoney
Joseph W. Ralston
Frank C. Sullivan
John M. Timken, Jr.

COMPENSATION COMMITTEE

     The Company has a standing Compensation Committee. The Compensation Committee establishes and administers the Company’s policies, programs and procedures for compensating its senior management and Board of Directors. Members of the Compensation Committee are John A. Luke, Jr. (Chairman), Jerry J. Jasinowski, Joseph W. Ralston, and Jacqueline F. Woods. All members of the Compensation Committee are independent as defined in the listing standards of the New York Stock Exchange. The Chairperson of the Compensation Committee receives $15,000 annually in addition to his base Director compensation and the other members of the Committee receive an additional $7,500 annually for serving on the Compensation Committee.

     The Compensation Committee’s charter is available on the Company’s website at www.timken.com and copies are available upon request to the Company’s Corporate Secretary using the process described on page 31.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

     The Company has a standing Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things, evaluating new Director candidates and incumbent Directors, and recommending Directors to serve as members of the Board Committees. Members of the Nominating and Corporate Governance Committee are Robert W. Mahoney (Chairman), Jerry J. Jasinowski, John A. Luke, Jr., and Jacqueline F. Woods. All members of the Committee are independent as defined in the listing standards of the New York Stock Exchange. The Chairperson of the Nominating and Corporate Governance Committee receives $15,000 annually in addition to his base Director compensation and other members of the Committee receive an additional $7,500 annually for serving on the Nominating and Corporate Governance Committee.

     Director candidates recommended by shareholders will be considered in accordance with the Company’s by-laws or otherwise. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o The Timken Company, 1835 Dueber Avenue, S.W., P.O. Box 6932, Canton, Ohio 44706-0932. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate and any other information that the shareholder would consider useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate. The general policies and procedures of the Board of Directors provide that general criteria for Director candidates include, but are not limited to, the highest integrity and ethical standards, the ability to provide wise and informed guidance to management, a willingness to pursue thoughtful, objective inquiry on important issues before the Company, and a range of experience and knowledge commensurate with the Company’s needs as well as the expectations of knowledgeable investors. The Nominating and Corporate Governance Committee will consider individuals believed to be qualified to become Directors and will recommend candidates to the Board of Directors to fill new or vacant positions. In recommending candidates, the Committee will consider such factors as it deems appropriate, consistent with the factors set forth in the Board of Directors’ general policies and procedures. The Nominating and Corporate Governance Committee is also responsible for reviewing the qualifications of, and making recommendations to the Board of Directors for Director nominations submitted by shareholders. All Director nominees are evaluated in the same manner by the Nominating and Corporate Governance Committee, without regard to the source of the nominee recommendation.

     Phillip R. Cox, who is the only person approved by the Nominating and Corporate Governance Committee for inclusion in the Company’s 2004 Proxy Statement as a Director nominee who has not been previously elected by the shareholders, was recommended by another independent Director.

     The Nominating and Corporate Governance Committee’s charter is available on the Company’s website at www.timken.com and copies are available upon request to the Company’s Corporate Secretary using the process described on page 31.

     The Company’s code of business conduct and ethics called the Standards of Business Ethics Policy and its corporate governance guidelines called the Board of Directors General Policies and Procedures are available on the Company’s website at www.timken.com and copies are available upon request to the Company’s Corporate Secretary using the process described on page 31.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table shows, as of January 10, 2005, the beneficial ownership of Common Stock of the Company by each continuing Director, nominee for Director and Executive Officer named in the Summary Compensation Table, and by all continuing Directors, nominees for Director and Executive Officers as a group. Beneficial ownership of Common Stock has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of Common Stock. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of Common Stock.

	Amount and Nature of Beneficial Ownership of Common Stock
	Sole Voting		Shared Voting
	Or Investment		or Investment		Aggregate		Percent of
Name	Power (1)		Power		Amount (1)		Class
Michael C. Arnold	151,794		0		151,794		*

Phillip R. Cox	0	(2)	0		0	(2)	*

Jacqueline A. Dedo	35,320		0		35,320		*

Glenn A. Eisenberg	74,685		0		74,685		*

James W. Griffith	375,177	(2)	40,964		416,141	(2)	*

Jerry J. Jasinowski	0	(2)	0		0	(2)	*

John A. Luke, Jr.	17,542		0		17,542		*

Robert W. Mahoney	20,281		0		20,281		*

Joseph W. Ralston	10,081	(1)	0		10,081	(1)	*

Frank C. Sullivan	2,900	(2)	0		2,900	(2)	*

John M. Timken, Jr.	661,888	(3)	807,510	(4)	1,469,398	(3) (4)	1.6%

Ward J. Timken	494,152		6,288,451	(4)	6,782,603	(4)	7.5%

Ward J. Timken, Jr.	173,196		5,309,754	(4)	5,482,950	(4)	6.1%

W. R. Timken, Jr.	1,205,444		7,137,123	(4)	8,342,567	(4)	9.1%

Joseph F. Toot, Jr.	250,521		200		250,721		*

Jacqueline F. Woods	16,794		0		16,794		*

All Directors, Nominees for Director and Executive Officers as a Group (5)	3,701,499		7,346,690		11,048,189		12.0%

* Percent of class is less than 1%.

(1)	Includes shares which the individual or group named in the table has the right to acquire, on or before March 11, 2005, through the exercise of stock options pursuant to the 1985 Incentive Plan and the Long-Term Incentive Plan, as Amended and Restated, as follows: Michael C. Arnold - 111,850; Jacqueline A. Dedo — 10,000; Glenn A. Eisenberg — 7,500; James W. Griffith — 279,750; John A. Luke, Jr. — 12,000; Robert W. Mahoney — 12,000; Joseph W. Ralston — 3,000; John M. Timken, Jr. — 12,000; Ward J. Timken - 39,500; Ward J. Timken, Jr. — 51,750; W. R. Timken, Jr. — 873,000; Joseph F. Toot, Jr. — 180,000; Jacqueline F. Woods — 12,000; all Directors, Nominees and Executive Officers as a Group — 1,714,900. Also includes 1,000 deferred shares for Joseph W. Ralston; 1,500 deferred shares for Jacqueline Woods; and 400 vested deferred restricted shares for Frank Sullivan awarded as annual grants under the Long-Term Incentive Plan, which will not be issued until a later date under the Director Deferred Compensation Plan and also includes 10,000 vested deferred restricted shares held by James W. Griffith and deferred under the 1996 Deferred Compensation Plan. The shares described in this footnote (1) have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(2)	Does not include unvested deferred restricted shares held by the following individuals: Phillip R. Cox — 2,000; James W. Griffith — 10,000; Jerry J. Jasinowski — 2,000; and Frank C. Sullivan — 1,600.

(3)	Includes 248,427 shares for which John M. Timken, Jr. has sole voting and investment power as trustee of three trusts created as the result of distributions from the estate of Susan H. Timken.

(4)	Includes shares for which another individual named in the table is also deemed to be the beneficial owner, as follows: John M. Timken, Jr. — 795,050; Ward J. Timken — 6,195,318; Ward J. Timken, Jr. - 5,300,944; W. R. Timken, Jr. — 6,937,368.

(5)	The number of shares beneficially owned by all Directors, nominees for Directors and Officers as a group has been calculated to eliminate duplication of beneficial ownership. This group consists of 19 individuals.

     Members of the Timken family, including John M. Timken, Jr.; Ward J. Timken; Ward J. Timken, Jr. and W. R. Timken, Jr., have in the aggregate sole or shared voting power with respect to at least an aggregate of 12,048,154 shares (13.2%) of Common Stock, which amount includes 976,250 shares that members of the Timken family have the right to acquire, on or before March 11, 2005. The members of the Timken family identified in the table are not deemed to be the beneficial owners of all such shares. The Timken Foundation of Canton, 200 Market Avenue, North, Suite 201, Canton, Ohio 44702, holds 5,247,944 of these shares, representing 5.8% of the outstanding Common Stock. Ward J. Timken; W. R. Timken, Jr.; Ward J. Timken, Jr.; and Nancy S. Knudsen are trustees of the Foundation and share the voting and investment power with respect to such shares.

     Participants in the Company’s Savings and Investment Pension Plan have voting and investment power over an aggregate of 8,947,015 shares (9.8%) of the Company’s outstanding Common Stock.

     A filing with the Securities and Exchange Commission dated February 14, 2005, by FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109, indicated that it has or shares voting or investment power over 6,572,250 shares (7.3%) of the Company’s outstanding Common Stock.

     A filing with the Securities and Exchange Commission dated February 2, 2005, by Lord, Abbett & Co., 90 Hudson Street, Jersey City, New Jersey 07302, indicated that it has voting or investment power over 10,891,453 shares (12.1%) of the Company’s outstanding Common Stock.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning compensation for the Company’s Chief Executive Officer and the four other most highly compensated Executive Officers during the year ended December 31, 2004.

		ANNUAL
		COMPENSATION			LONG-TERM COMPENSATION AWARDS
				(1)	(2)			(4)
				OTHER	RESTRICTED	SECURITIES		ALL
				ANNUAL	STOCK	UNDERLYING	(3)	OTHER
NAME AND		SALARY	BONUS	COMP	AWARD(S)	OPTIONS	LTIP	COMP
PRINCIPAL POSITION	YEAR	($)	($)	($)	($)	(#)	PAYOUTS	($)

James W. Griffith (5)	2004	900,000	860,000	1,874	874,856	134,000	643,500	93,769
President and Chief	2003	800,000	450,000	1,198	348,200	80,000		89,492
Executive Officer	2002	712,500	422,000	181	1,080,00	50,000		56,204

Glenn A. Eisenberg (6)	2004	520,000	295,000	346	293,224	35,000	396,000	63,273
Executive Vice President -	2003	500,000	175,000	86	0	50,000		56,263
Finance and Administration	2002	438,587	285,000	67,520	833,000	50,000		38,983

Michael C. Arnold	2004	410,000	251,000	243	298,106	30,000	265,650	40,049
President — Industrial	2003	375,000	150,000	166	0	40,000		34,259
	2002	345,000	125,000	109	405,000	15,000		22,586

W. J. Timken, Jr. (7)	2004	360,000	232,000	1,293	212,283	24,000	129,250	41,518
Executive Vice President and	2003	300,000	95,000	119	0	35,000		20,250
President — Steel	2002	235,000	65,000	0	270,000	10,000		13,815

Jacqueline A. Dedo (8)	2004	312,500	302,000	78,145	564,000	65,000	N/A	13,281
President — Automotive

(1)	Reflects reimbursement of taxes resulting from payment of company-related spousal travel expenses. Mr. Eisenberg’s 2002 figure includes $60,819 in temporary living and relocation expenses and $6,701 reimbursement for related taxes resulting from his 2002 relocation. Mrs. Dedo’s 2004 figure includes $60,178 in temporary living and relocation expenses related to her 2004 relocation.

(2)	The amounts shown in this column include deferred dividend equivalents earned in 2004 on stock options for the following individuals in amounts indicated: Mr. Griffith - $160,856; Mr. Eisenberg — $7,624; Mr. Arnold — $60,106; and Mr. Timken — $21,883. Options granted by the Company prior to April 2002 provided for deferred dividend equivalents to be earned by the grantee when total net income per share of the outstanding Common Stock is at least two and one-half times (or two times in the case of options granted prior to 1996) the total amount of cash dividends paid per share during the relevant calendar year. Deferred dividend equivalents are not traditional restricted stock, but deferred shares with no voting or statutory dividend rights. The deferred shares are subject to forfeiture until issued to the grantee, which occurs four years after the date they are earned provided the grantee remains continuously employed by the Company. The number of deferred shares earned in 2004 was: Mr. Griffith — 6,182; Mr. Eisenberg — 293; Mr. Arnold — 2,310; and Mr. Timken — 841. None of the individuals named in the table held any other deferred dividend equivalents as of December 31, 2004.

The remaining amounts shown in this column represent the value of restricted shares as of the date of grant. All of these restricted shares vest at the rate of 25% per year starting on the first anniversary of the grant, except for the restricted shares awarded to Mr. Eisenberg in 2002 and Mrs. Dedo in 2004 upon hire. Mr. Eisenberg’s restricted shares vest at the rate of 6,000 shares per year, on each anniversary date of hire for 2003 through 2006, with the remaining 26,000 shares vesting in 2007. Mrs. Dedo’s restricted shares will vest 6,000 shares per year, on each anniversary of her date of hire for 2005 and 2006, with the remaining 13,000 shares vesting in 2007. At the end of 2004, Mr. Griffith held a total of 65,000 restricted shares with a market value of $1,691,300; Mr. Eisenberg held a total of 50,000 restricted shares with a market value of $1,301,000; Mr. Arnold held a total of 17,500 restricted shares with a market value of $455,350; Mr. Timken held a total of 13,000 restricted shares with a market value of $338,260; and Mrs. Dedo held a total of 25,000 restricted shares with a market value of $650,500. Dividends are paid on Restricted Shares at the same rate as paid to all shareholders.

(3)	The amounts shown represent cash awards under performance units covering the 2002-2004 performance cycle, which were granted in 2002 and used the performance measures of return on equity and sales growth. Performance of both measures exceeded the threshold levels set by the Compensation Committee, resulting in a calculated award of 101% of target level for the 2002-2004 cycle. The Compensation Committee approved an increase in the actual award of approximately 9%. Mrs. Dedo did not receive performance units for the 2002-2004 cycle because she did not join the Company until 2004.

(4)	The amounts shown in this column for 2004 have been derived as follows:

Mr. Griffith:
$9,225 annual contribution by the Company to the Savings and Investment Pension Plan (“SIP Plan”).
$51,525 annual contribution by the Company to the Post-Tax Savings and Investment Pension Plan
(“Post-Tax SIP Plan”).
$33,019 annual life insurance premium paid by the Company.

Mr. Eisenberg:
$9,225 annual contribution by the Company to the SIP Plan.
$24,475 annual contribution by the Company to the Post-Tax SIP Plan.
$22,873 annual life insurance premium paid by the Company.
$6,700 annual contribution by the Company to the core defined contribution retirement income program.

Mr. Arnold:
$9,225 annual contribution by the Company to the SIP Plan
$17,475 annual contribution by the Company to the Post-Tax SIP Plan.
$13,349 annual life insurance premium paid by the Company.

Mr. Timken:
$9,225 annual contribution by the Company to the SIP Plan.
$12,075 annual contribution by the Company to the Post-Tax SIP Plan.
$6,568 annual life insurance premium paid by the Company.
$13,650 annual contribution by the Company to the core defined contribution retirement income program.

Mrs. Dedo:
$7,656 annual contribution by the Company to the SIP Plan.
$275 annual contribution by the Company to the Post-Tax SIP Plan.
$5,350 annual contribution by the Company to the core defined contribution retirement income program.

(5)	Mr. Griffith was elected President and Chief Operating Officer in 1999. He became President and Chief Executive Officer on July 30, 2002.

(6)	Mr. Eisenberg joined the Company on January 10, 2002, as Executive Vice President — Finance and Administration. Upon joining the Company, Mr. Eisenberg was given a $100,000 signing bonus, which is included in the “Bonus” amount for 2002.

(7)	Mr. W. J. Timken, Jr. was elected Corporate Vice President – Office of the Chairman in 2000. He was named Executive Vice President and President – Steel in 2004.

(8)	Mrs. Dedo joined the Company on March 1, 2004 as President- Automotive. Upon joining the Company, Mrs. Dedo was given a $100,000 signing bonus, which is included in the “Bonus” amount for 2004.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning stock option grants made to the individuals named in the Summary Compensation Table during 2004 pursuant to the Long-Term Incentive Plan.

INDIVIDUAL GRANTS
		PERCENT
	(1)	OF TOTAL			(3)
	NUMBER OF	OPTIONS	(2)		GRANT
	SECURITIES	GRANTED TO	EXERCISE		DATE
	UNDERLYING	EMPLOYEES	OR BASE		PRESENT
	OPTIONS	IN FISCAL	PRICE	EXPIRATION	VALUE
NAME	GRANTED	YEAR	($/SHARE)	DATE	($)

James W. Griffith	134,000	19.1%	24.14	April 20, 2014	1,058,600

Glenn A. Eisenberg	35,000	5.0%	24.14	April 20, 2014	276,500

Michael C. Arnold	30,000	4.3%	24.14	April 20, 2014	237,000

W. J. Timken, Jr.	24,000	3.4%	24.14	April 20, 2014	189,600

Jacqueline A. Dedo	40,000	5.7%	21.985	March 1, 2014	286,400
	25,000	3.6%	21.985	March 1, 2014	166,000

(1)	All of these options were granted on April 20, 2004, with the exception of the options granted to Mrs. Dedo, which were granted on March 1, 2004. Other than Mrs. Dedo’s grant of 25,000 options, all of these options are exercisable beginning 12 months after the date granted, with 25% of the options covered thereby becoming exercisable at that time and with an additional 25% becoming exercisable on each of the following three anniversaries. The agreements pertaining to these options provide that such options will become exercisable in full and will vest in the event of normal retirement, early retirement with the Company’s consent, death or disability of the option holder or a change in control of the Company, in each case as defined in such agreements. Mrs. Dedo’s grant of 25,000 options is subject to performance-based vesting and the entire grant becomes exercisable if the price per share of Common Stock reaches $35.

(2)	The exercise or base price per share represents the fair market value of the Company’s Common Stock as of the grant date.

(3)	The rules on executive compensation disclosure issued by the Securities and Exchange Commission authorize the use of variations of the Black-Scholes option-pricing model in valuing executive stock options. The Company used this model to estimate grant date present value. In applying this model, basic assumptions were made concerning variables such as expected option term, interest rates, stock price volatility and future dividend yield, to establish an estimated option value. There is, of course, no assurance that the value actually realized by an executive will be at or near the estimated value, because the actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

The following assumptions were used in establishing the option value for the options granted on April 20, 2004: (a) an option term of 8 years, which is the expected life of the option based on historical experience of stock option exercises at the Company; (b) an interest rate of 4.29%, which corresponds to the yield to maturity on an 8-year U.S. Treasury strip on April 26, 2004; (c) volatility of .401, calculated using the quarter-ending stock prices for 5 years prior to the grant date; and (d) dividend yield of 3.65%, the average amount paid annually over the 5 years prior to grant date. For the grants made to Mrs. Dedo on March 1, 2004, the following assumptions were used: (a) an option term of 8 years, which is the expected life of the option based on historical experience of stock option exercises at the Company; (b) an interest rate of 3.91%, which corresponds to the yield to maturity on an 8-year U.S. Treasury strip on February 27, 2004; (c) volatility of .403 calculated using the quarter-ending stock prices for 5 years prior to the grant date; and (d) dividend yield of 3.71%, the average amount paid annually over the 5 years prior to grant date. In addition, the Black-Scholes value of the grant of 25,000 options with performance-based vesting was discounted to account for the probability of reaching the designated performance level.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the exercise of stock options during 2004 by the individuals named in the Summary Compensation Table and the aggregate number and value of options held by such individuals as of December 31, 2004.

					(2)
	SHARES		NUMBER OF SECURITIES		VALUE OF IN-THE-MONEY
	ACQUIRED	(1)	UNDERLYING OPTIONS AT		OPTIONS AT
	ON	VALUE	FISCAL YEAR-END		FISCAL YEAR-END
	EXERCISE	REALIZED	(#)		($)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

James W. Griffith	46,000	323,295	279,750	300,250	1,953,025	1,008,770

Glenn A. Eisenberg	27,500	148,200	0	107,500	0	526,600

Michael C. Arnold	0	0	111,850	91,250	812,269	411,100

W. J. Timken, Jr.	0	0	51,750	60,250	388,319	325,295

Jacqueline A. Dedo	0	0	0	65,000	0	161,400

(1)	The value to be realized on the exercise of options is based on the difference between the exercise price and the fair market value of the Company’s Common Stock on the date of exercise.

(2)	Based on the difference between the exercise price and the closing stock price on the New York Stock Exchange at year-end.

LONG-TERM INCENTIVE PLAN – AWARDS IN LAST FISCAL YEAR

     The following table provides information relating to the performance unit awards that were made in 2004 to the individuals named in the Summary Compensation Table under the Long-Term Incentive Plan.

	NUMBER OF
	SHARES, UNITS	PERFORMANCE OR
	OR OTHER	OTHER PERIOD UNTIL	ESTIMATED FUTURE PAYOUTS
	RIGHTS	MATURATION OR	UNDER NON-STOCK PRICE-BASED PLANS
NAME	(#)	PAYOUT	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)

James W. Griffith	9,000	1/1/2004 – 12/31/2006	450,000	900,000	1,350,000

Glenn A. Eisenberg	4,160	1/1/2004 – 12/31/2006	208,000	416,000	624,000

Michael C. Arnold	2,870	1/1/2004 – 12/31/2006	143,500	287,000	430,500

W. J. Timken, Jr.	2,880	1/1/2004 – 12/31/2006	144,000	288,000	432,000

Jacqueline Dedo	2,625	1/1/2004 – 12/31/2006	131,250	262,500	393,750

     Each performance unit has a cash value of $100.00. Payment of awards is subject to the attainment of return on equity and sales growth targets. Each measure is weighted equally. For a payment to be earned, the actual performance during the performance period must exceed the threshold performance levels for both return on equity and sales growth. If the threshold performance level for either measure is not attained, then no payment will occur. If an award is payable, the minimum award is 50% of target and the maximum award is 150% of target. Payments may be made in cash or shares of Common Stock, as determined by the Compensation Committee, as soon as practicable after the performance period, but in no event later than two and one-half months after the end of the applicable performance cycle.

EQUITY COMPENSATION PLAN INFORMATION

     The table below sets forth information as of December 31, 2004, regarding the Long-Term Incentive Plan. Under the Long-Term Incentive Plan, the Company has made equity compensation available to Directors, officers, and other employees of the Company. The Long-Term Incentive Plan has been approved by our shareholders.

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	7,491,238 (1)	$19.19 (2)	5,474,826 (3)/ (4)

Equity compensations plans not approved by security holders:	0	0	0

Total:	7,491,238	$19.19	5,474,826

(1)	The amount set forth in column (a) includes non-qualified stock options, deferred shares, and dividend credits, but does not include restricted shares or performance units.

(2)	The weighted average exercise price in column (b) includes non-qualified stock options only.

(3)	The amount set forth in column (c) represents shares of Common Stock remaining available under the Long-Term Incentive Plan, which authorizes the Compensation Committee to make awards of option rights, appreciation rights, restricted shares, deferred shares, and performance units. Awards may be credited with dividend equivalents payable in the form of shares of Common Stock. In addition, under the Long-Term Incentive Plan, Nonemployee Directors are entitled to awards of restricted shares, Common Stock and option rights pursuant to a formula set forth in the Long-Term Incentive Plan. The maximum number of shares of Common Stock that may be issued under the Long-Term Incentive Plan as restricted shares and deferred shares cannot (after taking into account any forfeitures and excluding automatic awards of restricted shares to Nonemployee Directors) exceed 10% of the 16,200,000 shares of Common Stock previously authorized for issuance under the Long-Term Incentive Plan. As of December 31, 2004, 798,525 shares of Common Stock remained available for future issuance as restricted shares or deferred shares.

(4)	The Company also maintains the Director Deferred Compensation Plan and the 1996 Deferred Compensation Plan pursuant to which Directors and employees, respectively, may defer receipt of shares of Common Stock authorized for issuance under the Long-Term Incentive Plan. The table does not include separate information about these plans because they merely provide for the deferral, rather than the issuance, of shares of Common Stock.

PENSION PLAN TABLE

     During 2003, the Company moved from a defined benefit program to a core defined contribution retirement income program for all new salaried employees hired on or after January 1, 2004, as well for as current salaried employees whose age plus years of service with the Company equaled less than 50 as of December 31, 2003. For current salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003, a defined benefit program utilizing a formula of 0.75% per year of service times the average earnings, including base salary and cash annual incentive compensation, for the highest five non-consecutive years of the ten years preceding retirement (“Final Average Earnings”) was implemented effective as of January 1, 2004. For vested service prior to January 1, 2004, the formula in effect at the time of service would be applied to such service.

     Consistent with the retirement income program changes the Company implemented for its salaried employees generally, the Company also reviewed and modified its Supplemental Executive Retirement Program for Executive Officers (“SERP”), effective January 1, 2004. Supplemental retirement income benefits under the SERP will be calculated using a target benefit of 60% of Final Average Earnings, offset by any defined benefit payments provided by the Company and the aggregate earnings opportunity provided by any Company contributions under the core defined contribution program, the SIP Plan and the Post-Tax SIP Plan. The supplemental benefit will vest after five years of service as an officer of the Company, with normal retirement being considered as of age 62. Early retirement at age 55 with at least 15 years of Company service will be available, but will include a 4% reduction in benefits per year for each year of early retirement prior to reaching age 62. To receive 100% of the supplemental benefit, the officer must have at least 10 years of Company service. Benefits will be prorated for Company service of less than 10 years.

     The following table shows the estimated annual retirement benefits for Mr. Griffith, based on a formula of: (1) 1.75% per year of service times Final Average Earnings, applied to Mr. Griffith’s service prior to January 1, 2004; plus (2) 0.75% per year of service times Final Average Earnings, applied to Mr. Griffith’s service after January 1, 2004; plus (3) amounts estimated to be paid to Mr. Griffith under the SERP, without taking into account the estimated amounts to be offset against the SERP benefit; with the Final Average Earnings and years of service combinations indicated. As described above, amounts shown in the table will be reduced by the earnings opportunity provided to Mr. Griffith through the Company contributions under the SIP Plan and the Post-Tax SIP Plan. Amounts shown in the table were developed assuming that payment of benefits commenced at age 62, which is the Company’s normal retirement age. Of the Executive Officers named in the Summary Compensation Table, only Mr. Griffith is covered by the formula reflected in the table because of his length of service as an officer of the Company.

REMUNERATION	YEARS OF SERVICE (1) (2)
(3)	20	25	30	35

900,000	338,000	443,000	512,000	562,000
1,000,000	376,000	492,000	569,000	625,000
1,100,000	413,000	541,000	626,000	687,000
1,200,000	451,000	590,000	683,000	750,000
1,300,000	488,000	639,000	740,000	812,000
1,400,000	526,000	689,000	797,000	875,000
1,500,000	564,000	738,000	854,000	937,000
1,600,000	601,000	787,000	911,000	1,000,000
1,700,000	639,000	836,000	968,000	1,062,000
1,800,000	676,000	885,000	1,025,000	1,125,000
1,900,000	714,000	935,000	1,082,000	1,187,000
2,000,000	751,000	984,000	1,139,000	1,250,000
2,100,000	789,000	1,033,000	1,196,000	1,312,000
2,200,000	827,000	1,082,000	1,253,000	1,375,000

(1)	Amounts in this section of the table have been developed in accordance with the provisions of the retirement plan and individual agreements based upon a straight life annuity, not under any of the various survivor options. These amounts have been determined without regard to the maximum benefit limitations for defined benefit plans and the limitations on compensation imposed by the Internal Revenue Code of 1986, as amended. The SERP and individual agreements direct the payment out of general funds of the Company of any benefits earned that may exceed these limits.

(2)	Mr. Griffith had 20 years of credited Company service as of December 31, 2004, including 7 years of service as an officer of the Company.

(3)	Benefits are based upon Final Average Earnings. Mr. Griffith’s Final Average Earnings as of December 31, 2004 are $1,116,900.

     Mr. Arnold’s defined benefit calculation is based on a formula that is lower than that shown in the table as a result of the formulas in effect at the time of his vested service. Because neither Mr. Eisenberg nor W. J. Timken, Jr. had a combination of age and service with the Company that equaled or exceeded 50 as of December 31, 2003, they do not accumulate any service under a defined benefit program after December 1, 2004. Because Mrs. Dedo was not employed by the Company as of December 31, 2003, she did not accrue any service under the Company’s defined benefit program. As a result, the retirement income benefit levels for Messrs. Arnold, Eisenberg and Timken and Mrs. Dedo will primarily be determined under the SERP.

     The years of credited Company service as of December 31, 2004 were: 2 years for Mr. Eisenberg, 25 for Mr. Arnold, 12 for Mr. Timken, and .8 years for Mrs. Dedo. The years of credited service as an officer of the Company as of December 31, 2004 were: 2 years for Mr. Eisenberg, 5 years for Mr. Arnold, 5 years for Mr. Timken, and .8 years for Mrs. Dedo. The estimated annual benefit at age 62, based on current compensation, without taking into account the estimated amounts to be offset against the SERP benefit, is: $489,000 for Mr. Eisenberg, $397,000 for Mr. Arnold, $355,000 for Mr. Timken, and $346,000 for Mrs. Dedo. As described above, these estimated amounts will be reduced by any defined benefit payments provided by the Company and the aggregate earnings opportunity provided by any Company contributions under the core defined contribution program, the SIP Plan and the Post-Tax SIP Plan.

CHANGE IN CONTROL SEVERANCE AGREEMENTS

     The Company is a party to Severance Agreements with 17 of its senior executives (including the Executive Officers named in the Summary Compensation Table). Under these Agreements, when certain events occur, such as a reduction in the individual’s responsibilities or termination of the individual’s employment, following a change in control of the Company (as defined in the Agreements), the individual will be entitled to receive payment in an amount, grossed up for any excise taxes payable by the individual, equal to three times the individual’s annual base salary and highest annual incentive compensation during the past three years plus a lump sum amount representing a supplemental pension benefit. The individual would also receive certain benefits under the SIP Plan and the Post-Tax SIP Plan. The Severance Agreements also permit the individual to resign for any reason or without a reason during the 30-day period immediately following the first anniversary of the first occurrence of a change in control and receive the severance benefits. The amounts payable under these Severance Agreements are secured by a trust arrangement.

CHANGE IN CONTROL SEVERANCE PAY PLAN

     The Company has implemented a Severance Pay Plan covering approximately 135 key employees (other than those who are party to Severance Agreements). Under the Severance Pay Plan, an individual whose employment is terminated following a change in control (as defined in the Plan) may be entitled to receive payment in an amount equal to 150% to 200% of the individual’s annual base salary (depending upon length of service), grossed up for any excise taxes payable by the individual, and may also have certain benefits continued for a period of six months.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed of John A. Luke, Jr. (Chairman), Jerry J. Jasinowski, Joseph W. Ralston and Jacqueline F. Woods. Each member of the Compensation Committee meets the independence standards of the New York Stock Exchange listing requirements.

     The Compensation Committee has been delegated responsibility by the Board of Directors for establishing and administering the Company’s policies, programs and procedures for compensating its senior management consistent with the Company’s compensation philosophy.

Compensation Philosophy

     The Compensation Committee’s compensation philosophy is to provide a total compensation package that:

•	enables the Company to attract, retain and motivate superior quality executive management;

•	reflects competitive market practices based on comparative data from a relevant peer group of companies; and

•	links the financial interests of executive management with those of shareholders, through short and long-term incentive plans clearly tied to corporate, business unit and individual performance.

     The Company, with the Compensation Committee’s guidance and approval, has developed compensation programs based on this philosophy for Executive Officers, including the Chief Executive Officer and the other Executive Officers named in the Summary Compensation Table. The Company relies on its annual performance award, and long-term incentive awards, tied directly to individual, business unit and corporate performance, to provide total direct compensation that is aligned to achievement of pre-established goals for the year. Total direct compensation, on average, is targeted at the market median. The Compensation Committee determines specific compensation elements for the Chief Executive Officer and considers and acts upon recommendations made by the Chief Executive Officer regarding compensation of the other Executive Officers and key employees.

     In 2004, the Compensation Committee conducted a review of total compensation provided by companies with net sales of $3-6 billion dollars. The companies included in this compensation review are not the same companies used in the peer group index appearing in the performance graph. The performance graph employs a peer index blending the S&P Steel Index and six bearing companies that are direct competitors of the Company’s Bearing Business, five of which are foreign companies. The companies in the peer group index are not relevant for compensation comparisons, where the Company seeks to look at other industrial companies of similar size that are more representative of the employment market for executive management in which the Company competes, whether or not they are in the bearing or steel business.

     The Company compared the total compensation opportunity provided to its Executive Officers to total compensation for the selected companies as reported in the 2004 Towers Perrin Executive Compensation Survey and the 2004 Hewitt Total Compensation Measurement Executive Survey. Following completion of this analysis and development of proposed base salary ranges and target annual performance award opportunities, an external compensation consultant reviewed the information and discussed the findings with the Compensation Committee. The Committee then approved revised base salary ranges, target annual performance award opportunities, and long-term incentive grants for the Company’s Executive Officers, effective January 2005.

     The Compensation Committee reviewed all the components of the Chief Executive Officer‘s and the other Executive Officers’ compensation and determined that the total compensation of the Chief Executive Officer and the other Executive Officers is reasonable and consistent with the Company’s Compensation philosophy.

     The Compensation Committee has addressed the impact of Section 162(m) of the Internal Revenue Code (the “Code”) by obtaining shareholder approval of the Senior Executive Management Performance Plan and the Long-Term Incentive Plan and by allowing certain grants under the Long-Term Incentive Plan to qualify as performance-based compensation. Mr. Griffith was the only participant in the Senior Executive Management Performance plan for 2004. The Senior Executive Management Performance Plan expired at the end of 2004 and the Board of Directors is recommending to shareholders the approval of the Senior Executive Management Performance Plan for an additional five years, effective January 1, 2005. It is the Compensation Committee’s general policy to consider the deductibility of compensation and benefits for Federal income tax purposes, along with other relevant factors, when determining executive compensation practices.

Base Salary

     Base salary ranges for Executive Officers are determined by the Compensation Committee based on external surveys of salary practices for positions with similar levels of responsibility and in consultation with an external compensation consultant. At least annually, the Committee reviews the recommendations of the Chief Executive Officer and approves, with any modifications it deems appropriate, individual base salary amounts for Executive Officers based on individual performance and position in the salary range.

Annual Performance Award

     The Company’s Senior Executive Management Performance Plan and the Management Performance Plan provide the opportunity to Executive Officers and key employees to earn annual incentive compensation based on the achievement of corporate and business unit performance goals established by the Compensation Committee and approved by the Board of Directors.

     As mentioned above, the Senior Executive Management Performance Plan expired at the end of 2004 and the Board of Directors is recommending to shareholders the approval of the Senior Executive Management Performance Plan for an additional five years, effective January 1, 2005. For additional information about the proposed Senior Executive Management Performance Plan, refer to Item No. 2, “Approval of The Timken Company Senior Executive Management Performance Plan.”

     The Compensation Committee establishes the performance goals each year based upon business plans approved by management and reviewed with the Board of Directors. The primary performance measurement is Return on Invested Capital, defined as Earnings Before Interest and Taxes as a percentage of Beginning Invested Capital (“EBIT/BIC”). The Committee believes that EBIT/BIC is closely correlated with the creation of shareholder value. This measure is considered at the corporate level and for each business unit. A minimum level of performance is established each year, below which no annual performance awards are earned.

     For 2004, the Compensation Committee selected the Chief Executive Officer as the only participant in the Senior Executive Management Performance Plan, which provided him with a target award opportunity of 100% of base salary, although the actual award could be higher or lower than the target depending upon the attainment of the goals. The Management Performance Plan provided target award opportunities for 2004 for other Executive Officers that ranged from 50% to 60% of base salary, although the actual awards could be higher or lower than that range depending upon the attainment of corporate, business unit and individual goals. Both plans require a threshold level of EBIT/BIC performance in order for annual performance awards to be earned; the Management Performance Plan, however, gives the Compensation Committee discretion to determine performance awards for achievement in key areas.

     The primary performance measure for 2004 for both annual performance award plans was corporate EBIT/BIC. In addition, specific goals were established under both plans for key measures that the Compensation Committee identified as being aligned with the creation of shareholder and customer value in 2004. For the Senior Executive Management Performance Plan, the additional measures were corporate free cash flow and savings achieved through the integration of The Torrington Company, which the Company acquired in February 2003. For the Management Performance Plan, the additional measures for business unit participants were business unit EBIT/BIC and free cash flow as well as business unit integration savings, while the additional measures for corporate center participants were corporate free cash flow and corporate integration savings.

     Results in 2004 exceeded the threshold EBIT/BIC performance necessary for annual performance awards to be earned under both annual performance plans. For the Senior Executive Management

Performance Plan, achievements against the pre-established targets resulted in an award of approximately 109% of base salary for Mr. Griffith. The Compensation Committee adjusted this award downward by approximately 12% to better align the award under the Senior Executive Management Performance Plan with the awards under the Management Performance Plan, resulting in a final award of approximately 96% of base salary. For the Management Performance Plan, the effects of integration, restructuring, impairment and reorganization charges and other special items were excluded from the EBIT/BIC calculation for the purpose of determining performance awards, to better measure performance related to the on-going operation of the business in 2004. The Compensation Committee approved an adjustment to the calculated award for the free cash flow component to reflect the Company’s performance in managing working capital, resulting in an increase in the total amount paid under the Management Performance Plan of approximately 10%. In addition to corporate and business unit measures, participants in the Management Performance Plan were also measured on achievement of individual performance objectives, which can result in a positive or negative adjustment to the total performance award. The Compensation Committee approved awards for Executive Officers under the Management Performance Plan that ranged from 48% to 65% of base salary earned in 2004.

     The goals for the annual performance award plans for 2005 were set by the Compensation Committee and approved by the Board at their February 2005 meeting. The performance measures for the Senior Executive Management Performance Plan for 2005 are corporate EBIT/BIC and working capital as a percentage of sales. The Compensation Committee selected the Chief Executive Officer and the other Executive Officers named in the Summary Compensation Table as the participants in the Senior Executive Management Performance Plan for 2005. The performance measures for the Management Performance Plan for 2005 include corporate EBIT/BIC, working capital as a percentage of sales and customer service. Specific business unit measures and individual goals will also be considered under this plan. The target award opportunity for Executive Officers for 2005 will range from 50% to 100% of base salary, although the actual awards could be higher or lower than that range depending upon the attainment of corporate, business unit and individual goals.

Long-Term Incentives

     The Compensation Committee administers the Long-Term Incentive Plan, which was last approved by shareholders effective April 20, 2004. The number of shares that may be issued or transferred under the Long-Term Incentive Plan may not exceed in the aggregate 16,200,000 shares of Common Stock. Awards under the Long-Term Incentive Plan can be made in the form of non-qualified stock options, incentive stock options, appreciation rights, performance shares, performance units, restricted shares and deferred shares. For 2004, a combination of non-qualified stock options, restricted shares and performance units were granted as part of the total compensation package for the Chief Executive Officer and the other Executive Officers. The use of non-qualified stock options and restricted shares enables Executive Officers to gain value if the Company’s shareholders gain value. The use of performance units strengthens alignment between overall corporate performance and compensation and promotes the profitable growth of the Company.

     The sizes and types of the awards under the Long-Term Incentive Plan are determined by the Compensation Committee annually. For Executive Officers in 2004, the initial target value for each participant’s total grant of non-qualified stock options, restricted shares and performance units was determined by multiplying the midpoint of their salary range by a position level multiple that ranged from 1.06 to 3.26. The position level multiples were based on market competitive compensation practices derived from external survey data. Once the target award values were established, the awards were allocated among the different components using valuation methods determined by management in consultation with the Compensation Committee and an external compensation consultant. After this initial determination, the Compensation Committee reviewed, modified as appropriate and approved the long-term incentive grants based on the Committee’s assessment of market competitive compensation practices, past award histories, individual performance and recommendations from the Chief Executive Officer, other than for himself.

     Beginning in 2002, the Compensation Committee replaced target compensation previously delivered through deferred dividend equivalents with grants of performance units with a three-year performance period. The performance measures used for the performance units granted in 2004 are return on equity and sales growth. Each measure is weighted equally. The target award opportunity for Executive Officers for the performance units granted in 2004 ranges from 50% to 100% of base salary in effect on January 1, 2004, although the actual awards could be higher or lower than that range depending upon the attainment of the goals.

     For the performance units covering the 2002-2004 performance cycle, which were granted in 2002 and also used the performance measures of return on equity and sales growth, performance of both measures exceeded the threshold performance level. Achievement of results against the pre-established targets resulted in a calculated award of 101% of target level, and the Committee approved an increase in the actual award of approximately 9% to reflect the strong growth and strategic accomplishments achieved during the cycle. This resulted in cash awards for Executive Officers that ranged from 27.5% to 99% of base salary in effect on January 1, 2002. For additional information about performance unit awards, refer to the “Long-Term Incentive Plans – Awards in Last Fiscal Year” Table.

     Share ownership targets have been established for Executive Officers and other key executives and are intended to more closely align the interests of executive management with those of shareholders. These targets set a specific level of ownership ranging from one and one-half to five times salary to be achieved in most cases within five years of the date the guidelines become applicable to the Executive Officer.

Deferred Compensation

     The Company maintains a Deferred Compensation Plan that allows certain employees, including the Executive Officers, to defer receipt of all or a portion of their salary, employee contributions and company match that would otherwise be directed to the Post-Tax SIP Plan and/or incentive compensation payable in cash or shares of Common Stock until a future time they have specified. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. The Deferred Compensation Plan in not funded by the Company and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control in the Company, as defined in the plan, participants are entitled to receive deferred amounts immediately.

Chief Executive Officer Compensation

     The Compensation Committee evaluates the performance of the Chief Executive Officer each year and determines his compensation on the basis of this evaluation. The Chief Executive Officer’s compensation is calculated based upon the same factors set forth in the Executive Officer compensation philosophy. The principal components of the Chief Executive Officer’s compensation include base salary, annual performance award and long-term incentives. The base salary range for the Chief Executive Officer is determined using survey data in the same manner as for other Executive Officers.

     The Chief Executive Officer’s compensation is aligned with the Company’s performance through the Senior Executive Management Performance Plan and the Long-Term Incentive Plan. The methodology used to calculate the Chief Executive’s compensation under each plan is similar to other Executive Officers.

     In 2004, Mr. Griffith’s base salary was increased from $800,000 to $900,0000. In setting Mr. Griffith’s compensation, the Compensation Committee considered a number of factors, including his experience and performance in relation to the performance of the Company. In addition, his annual performance target award was increased from 90% of his base salary to 100%.

     Mr. Griffith’s annual performance award was measured by the achievement of pre-established goals for corporate EBIT/BIC, integration savings and free cash flow. The company’s performance for 2004 resulted in an annual performance award of $860,000 in cash for Mr. Griffith.

     Mr. Griffith also received a cash award under performance units covering the 2002-2004 performance cycle, which were granted in 2002 and used the performance measures of return on equity and sales growth. The Compensation Committee determined that the performance for both measures exceeded the threshold performance level. Achievement of results against the pre-established targets resulted in an award earned at 101% of target level, and the Committee approved an increase in the actual award of approximately 9%, as described above. This resulted in a cash award for Mr. Griffith of $643,500.

     In 2004, Mr. Griffith received non-qualified stock options exercisable for 134,000 shares, 30,000 restricted shares that will vest at the rate of 25% per year, and 9,000 performance units covering the performance period of January 1, 2004 through December 31, 2006. The Compensation Committee believes that Mr. Griffith’s compensation was commensurate with his experience and leadership, his performance and the performance of the Company.

Compensation Committee
John A. Luke, Jr., Chairman
Jerry J. Jasinowski
Joseph W. Ralston
Jacqueline F. Woods

Assumes $100 invested on January 1, 2000, in Timken Company Common Stock, S&P 500 Index and Peer Index.

	2000	2001	2002	2003	2004
Timken Company	$77.35	$86.25	$104.67	$113.50	$150.59
S&P500	90.87	80.13	62.42	80.32	89.06
80% Bearing/20% Steel ***	83.88	80.00	79.38	114.14	146.13

***	Effective in 2003, the weighting of the peer index was revised from 70% Bearing/30% Steel to more accurately reflect the Company post Torrington acquisition.

The line graph compares the cumulative total shareholder returns over five years for The Timken Company, the S&P 500 Stock Index, and a peer index that proportionally reflects The Timken Company’s two businesses. The S&P Steel Index comprises the steel portion of the peer index. This index was comprised of seven steel companies in 1996 and is now three (Allegheny Technologies, Nucor and US Steel Corp.) as industry consolidation and bankruptcy have reduced the number of companies in the index. The remaining portion is a self constructed bearing index that consists of six companies. These six companies are Kaydon, FAG, Koyo Seiko, NSK, NTN and SKF. The last five are non-US bearing companies that are based in Germany (FAG), Japan (Koyo Seiko, NSK, NTN), and Sweden (SKF). The bearing index was favorably impacted by FAG which appreciated by 71.9% in the year 2001 primarily due to the unsolicited takeover by INA-Holding Schaeffler KG. FAG was eliminated from the bearing index in 2003 when its minority interests were acquired and its shares delisted.

ITEM NO. 2

APPROVAL OF THE TIMKEN COMPANY
SENIOR EXECUTIVE MANAGEMENT PERFORMANCE PLAN,
AS AMENDED AND RESTATED AS OF FEBRUARY 1, 2005

     The Company desires to continue its policy of providing annual cash incentive compensation to the Company’s Chief Executive Officer and other designated Executive Officers of the Company under a plan that will meet the requirements of Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) prevents a company from receiving a federal income tax deduction for compensation paid to any one of the five most highly compensated Executive Officers in excess of $1 million for any year, unless that compensation is performance-based. One of the requirements of “performance-based compensation” for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the company’s shareholders and that the plan be reapproved by the company’s shareholders every five years.

     In 1999, the Board of Directors adopted, and the Company shareholders approved, The Timken Company Senior Executive Management Performance Plan (the “Original Plan”). In light of Section 162(m)’s five-year shareholder reapproval requirement, the term of the Original Plan expired on December 31, 2004. In order to continue to provide annual cash incentive compensation to the Company’s Chief Executive Officer and other designated Executive Officers under a plan that will meet the requirements of Section 162(m), the Board of Directors approved amendments to the Original Plan by adopting The Timken Company Senior Executive Management Performance Plan, as Amended and Restated on February 1, 2005 (the “Amended Plan”), and has recommended that the Amended Plan be submitted to the Company’s shareholders for approval at the 2005 Annual Meeting.

     The principal change proposed is to extend the term of the Amended Plan for an additional five years. In addition, the list of performance criteria pursuant to which compensation may be awarded under the Amended Plan has been expanded to include working capital and customer service, and the maximum amount that may be paid to any executive under the Amended Plan for a year has been increased from $2,000,000 to $4,000,000.

     Subject to approval of the Amended Plan by shareholders, the Compensation Committee has designated the Executive Vice President - Finance & Administration, Executive Vice President and President - Steel, President - Automotive, and President - Industrial, in addition to the Chief Executive Officer, as participants in the Amended Plan for 2005 and has established performance goals for 2005 based on EBIT/BIC and working capital as a percentage of sales. In future years, the Committee could continue to use these performance measures under the Plan or could select another objective or combination of objectives from the list described below.

     Summary of Amended Plan. The following is a summary of the Amended Plan and is qualified in its entirety by reference to the complete text of the Amended Plan, which is set forth in Appendix A.

•	Administration. The Amended Plan will be administered by the Compensation Committee or another committee (consisting of at least two Directors, each of whom must be an “outside director” within the meaning of Section 162(m)) appointed by the Board. In administering the Amended Plan, the Committee will have full power and authority to interpret the Amended Plan and establish Management Objectives and the amount of bonuses payable upon achievement of such objectives.

•	Eligible Executives. Participation in the Amended Plan will be limited to “Eligible Executives,” which is defined as the Company’s Chief Executive Officer and any other designated Executive Officer of the Company that in the Compensation Committee’s judgment could, in the absence of the Amended Plan, be paid compensation the deductibility of which could be limited by Section 162(m) of the Code. Participation in the Amended Plan is limited to the Company’s Executive Officers designated by the

Committee. As noted above, the Committee has determined that the Executive Vice President - Finance & Administration, Executive Vice President and President - Steel, President - Automotive, and President - Industrial, in addition to the Chief Executive Officer will be the only participants in the Amended Plan for 2005. The other Executive Officers will continue to participate in the Management Performance Plan for 2005.

•	Management Objectives. An Eligible Executive’s right to receive a bonus under the Amended Plan depends on achievement of certain specified performance goals, referred to as Management Objectives. Management Objectives may be described in terms of either Company-wide objectives or objectives that are related to the performance of the individual participant or subsidiary, division, department or function within the Company or a subsidiary in which the participant is employed. Management Objectives must be limited to specified levels of, growth in or relative peer company performance in: cash flow, cost of capital, debt reduction, earnings, earnings before interest and taxes, earnings per share, economic value added, free cash flow, working capital, inventory management, net income, productivity improvement, profit after tax, reduction of fixed costs, return on assets, return on equity, return on invested capital, sales, customer service and/or shareholder return. Management objectives may be stated as a combination of the preceding factors.

•	Establishment of Bonus Amounts. (a) Not later than the 90th day of each fiscal year of the Company, the Compensation Committee must establish the Management Objectives for each Eligible Executive and the bonus amount payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. The Committee may further specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no payment will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. The Committee may not modify the specified Management Objectives, except to the extent that after such modification the bonus payments would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m); (b) The Committee retains the discretion to reduce the amount of any bonus that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero); (c) Notwithstanding any other provision of the Amended Plan to the contrary, in no event shall the bonus paid to an Eligible Executive for a year exceed $4,000,000.

•	Payment of Incentive Bonuses. Subject to a valid election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus, Incentive Bonuses shall be paid within 30 days after written certification pursuant to Section 6 of the Amended Plan, but in no event later than two and one-half months after the close of the Company’s fiscal year.

•	Effective Date. If the Amended Plan is approved by shareholders, it will be effective as of January 1, 2005, and will continue in effect until the first shareholders’ meeting in 2010. The Board, however, may suspend or terminate the Amended Plan at any time.

     Plan Benefits. Because the Amended Plan gives the Compensation Committee discretion in designating the participants and establishing target bonuses (subject to the $4,000,000 annual limit per person noted above), and the Committee has discretion to reduce the amount of any bonus that would otherwise be payable, it is not possible to determine the amount of the benefits that will become payable under the Amended Plan. The Chief Executive Officer was the only participant designated by the Committee under the Original Plan in 2004, and he received a cash bonus of $860,000 under the Original Plan. For 2005, the target bonus amounts for the designated participants under the Amended Plan, assuming that actual performance against the Management Objectives established by the Committee results in a bonus at 100% of the target bonus, would be as follows: Mr. Griffith - $950,000; Mr. Eisenberg - $330,000; Mr. Arnold - $264,000; Mrs. Dedo - $240,000; and Mr. Timken - $240,000. Actual bonus amounts could be 0% to 250% of the target amounts depending upon the actual performance against the Management Objectives and subject to the Committee’s discretion to reduce the amount of the bonus earned under the Amended Plan. If the Amended plan is not approved by shareholders, no bonus amounts will be paid under the Amended Plan.

     Vote Required to Approved the Plan. A favorable vote of a majority of votes cast on the matter is necessary for approval of the Amended Plan. Abstentions and broker non-votes will not be counted for determining whether the Amended Plan is approved.

     The Board of Directors recommends that stockholders vote FOR the approval of the Senior Executive Management Performance Plan, as Amended and Restated as of February 1, 2005.

AUDITORS

     The independent accounting firm of Ernst & Young LLP has acted as the Company’s auditor for many years and has been selected as the auditor for the current year. Representatives of that firm are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions. Set forth below are the aggregate fees billed by Ernst & Young for professional services rendered to the Company in 2003 and 2004.

	2003	2004
Audit fees:
Consolidated financial statements	$1,006,000	$1,608,800	*
Sarbanes Oxley – Section 404 attestation	—	1,350,000
Acquisition opening balance sheet	572,000	305,400
Statutory audits	771,000	847,000
Regulatory filings (SEC)	748,000	33,300
Accounting consultations	165,000	252,100

	3,262,000	4,396,600
Audit-related fees:
Acquisition working capital adjustment	572,000	33,500
Divestiture audit	233,000	21,900
Employee benefit plan audits	139,000	206,300
Accounting consultation	145,000	54,100
Due diligence related to acquisitions	94,000	—

	1,183,000	315,800
Tax fees:
Tax compliance	651,000	774,100
Tax planning	397,000	144,500
Tax advice related to acquisitions	287,000	—

	1,335,000	918,600
All other fees:
Due diligence related to dispositions	271,000	—
Operational analysis related to acquisition	206,000	—

	477,000	—
	$6,257,000	$5,631,000

* Includes $236,600 billed in 2004 for the 2003 audit.

     The Audit Committee has adopted policies and procedures requiring pre-approval of all audit and non-audit services provided by the independent auditor. Other than audit and non-audit services pre-approved in connection with the annual engagement of the independent auditor, all services to be provided by the independent auditor must be pre-approved by the Committee. Requests for pre-approval must contain sufficient detail to ensure the Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. Additionally, the Committee has pre-approved the provision of a limited number of specific services that do not require further action by the Committee. The Committee has delegated its pre-approval authority to one of its members who must report any pre-approval decisions to the full Committee at its next scheduled meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Executive Officers and Directors, and persons who own more than ten percent of the Common Stock of the Company, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange, and to provide the Company with copies of such reports. The Company is required to disclose any failure by any of the above-mentioned persons to make timely Section 16 reports.

     Based solely upon its review of the copies of such reports furnished to the Company, or written representations that no forms were required to be filed, the Company is not aware of any instances of noncompliance, or late compliance, with such filings during the year ended December 31, 2004, by its Executive Officers, Directors, or 10% shareholders, except that a report of the purchase of 1,000 shares of Common Stock by Joseph W. Ralston on November 12, 2004, was filed on December 17, 2004.

SUBMISSION OF SHAREHOLDER PROPOSALS

     The Company must receive by November 16, 2005, any proposal of a shareholder intended to be presented at the 2006 Annual Meeting of Shareholders and to be included in the Company’s proxy materials related to the 2006 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). Such proposals should be submitted by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2006 Annual Meeting (“Non-Rule 14a-8 Proposals”) must be received by the Company by January 31, 2006, or such proposals will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Company’s proxy related to the 2006 Annual Meeting of Shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company after January 31, 2006.

SHAREHOLDER COMMUNICATIONS

     Shareholders may send communications to the Board of Directors, any standing committee of the Board, or to any Director in particular, c/o The Timken Company, 1835 Dueber Avenue, S.W., P.O. Box 6932, Canton, Ohio 44706-0932. Shareholders may also submit questions, concerns or reports of misconduct through the Timken Helpline at 1-800-846-5363 and may remain anonymous. Communications received may be reviewed by the office of the General Counsel to ensure appropriate and careful review of the matter.

GENERAL

     On the record date of February 18, 2005, there were outstanding 91,242,824 shares of Common Stock, each entitled to one vote upon all matters presented to the meeting. The presence in person or by proxy of not less than fifty percent of such shares shall constitute a quorum for purposes of the Annual Meeting.

     The enclosed proxy is solicited by the Board of Directors, and the entire cost of solicitation will be paid by the Company. In addition to solicitation by mail, Officers and other employees of the Company, without extra remuneration, may solicit the return of proxies by telephone, telegraph, facsimile, personal contact or other means of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee not to exceed $9,500, plus reasonable out-of-pocket expenses.

     Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted FOR the election of Directors as indicated under Item No. 1 and FOR Item No. 2 and, as to any other business as may be properly brought before the Annual Meeting of Shareholders and any adjournments or postponements thereof, in the discretion of the proxy holders.

     You may, without affecting any vote previously taken, revoke your proxy at any time before the Annual Meeting of Shareholders by a later dated proxy received by the Company, or by giving notice to the Company either in writing or at the meeting.

     National City Bank (“National City”) will be responsible for tabulating the results of shareholder voting. National City will submit a total vote only, keeping all individual votes confidential. Representatives of National City will serve as inspectors of election for the Annual Meeting of Shareholders. Under Ohio law and the Company’s Amended Articles of Incorporation and Amended Regulations, properly executed proxies marked “abstain” will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting of Shareholders, but proxies representing shares held in “street name” by brokers that are not voted with respect to any proposal will not be counted for quorum purposes.

     After April 1, 2005, the Company will furnish to each shareholder, upon written request and without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, including financial statements and schedules thereto, filed with the Securities and Exchange Commission. Requests should be addressed to Scott A. Scherff, Corporate Secretary and Assistant General Counsel, The Timken Company, 1835 Dueber Avenue, S.W. — GNE-01, Canton, Ohio 44706-2798.

APPENDIX A

THE TIMKEN COMPANY
SENIOR EXECUTIVE MANAGEMENT PERFORMANCE PLAN,
AS AMENDED AND RESTATED AS OF FEBRUARY 1, 2005

APPENDIX A

THE TIMKEN COMPANY
SENIOR EXECUTIVE MANAGEMENT PERFORMANCE PLAN,
AS AMENDED AND RESTATED AS OF FEBRUARY 1, 2005

     1. Purpose. The purpose of the Senior Executive Management Performance Plan (the “Plan”) is to attract and retain key executives for The Timken Company, an Ohio corporation (the “Corporation”), and its Subsidiaries and to provide such persons with incentives and rewards for superior performance. Incentive bonus payments made under the Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Regulations promulgated there under, and the Plan shall be construed consistently with such intention.

     2. Definitions. As used in this Plan,

“Board” means the Board of Directors of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Corporation, each of whom shall qualify as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations.

“Eligible Executive” means the Corporation’s Chief Executive Officer and any other designated executive officer of the Corporation that in the Committee’s judgment could, in the absence of the Plan, be paid compensation the deductibility of which, to the Corporation, could be limited by Section 162(m) of the Code.

“Incentive Bonus” shall mean, for each Eligible Executive, a bonus opportunity amount determined by the Committee pursuant to Section 5 below.

“Management Objectives” means the achievement of a performance objective or objectives established pursuant to this Plan for Eligible Executives. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the Subsidiary, division, department or function within the Corporation or Subsidiary in which the Eligible Executive is employed. The Management Objectives shall be limited to specified levels of, growth in or relative peer company performance in—cash flow, cost of capital, debt reduction, earnings, earnings before interest and taxes, earnings per share, economic value added, free cash flow, working capital, inventory management, net income, productivity improvement, profit after tax, reduction of fixed costs, return on assets, return on equity, return on invested capital, sales, customer service and/or shareholder return. Management objectives may be stated as a combination of the preceding factors.

“Regulations” mean the Treasury Regulations promulgated under the Code, as amended from time to time.

“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest.

     3. Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish Management Objectives and the amount of Incentive Bonus payable to each Eligible Executive upon the achievement of the specified Management Objectives.

     4. Eligibility. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

     5. Awards.

     (a) Not later than the 90th day of each fiscal year of the Corporation, the Committee shall establish the Management Objectives for each Eligible Executive and the amount of Incentive Bonus payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. The Committee may further specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no Incentive Bonus payment will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. The Committee may not modify any terms of awards established pursuant to this section, except to the extent that after such modification the Incentive Bonus would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Code.

     (b) The Committee retains the discretion to reduce the amount of any Incentive Bonus that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

     (c) Notwithstanding any other provision of the Plan to the contrary, in no event shall the Incentive Bonus paid to an Eligible Executive under the Plan for a year exceed $4,000,000.

     6. Committee Certification. As soon as reasonably practicable after the end of each fiscal year of the Corporation, the Committee shall determine whether the Management Objective has been achieved and the amount of the Incentive Bonus to be paid to each Eligible Executive for such fiscal year and shall certify such determinations in writing.

     7. Payment of Incentive Bonuses. Subject to a valid election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus, Incentive Bonuses shall be paid within 30 days after written certification pursuant to Section 6, but in no event later than two and one-half months after the close of the Company’s fiscal year.

     8. No Right to Bonus for Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Corporation, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Corporation or any Subsidiary of the Corporation.

     9. Withholding. The Corporation shall have the right to withhold, or require an Eligible Executive to remit to the Corporation, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.

     10. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

     11. Effective Date. Subject to its approval by the shareholders, this Plan shall become effective January 1, 2005, and shall remain effective until the first shareholders’ meeting in 2010, subject to any further shareholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code, and subject to the right of the Board to terminate the Plan, on a prospective basis only, at any time.

2004

APPENDIX B

THE TIMKEN COMPANY
AUDIT COMMITTEE CHARTER

Purposes

     The purposes of the Committee are to (a) assist the Board of Directors in fulfilling the Board of Directors’ oversight responsibilities with respect to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and the Company’s internal audit function; and (b) prepare the Committee’s report to be included in the Company’s annual proxy statement (the “Audit Committee Report”).

Composition

     Size. The Committee shall consist of no fewer than three members.

     Qualifications. Each Committee member shall have all of the following qualifications:

1)	Each Committee member shall meet the independence criteria of (a) the rules of the New York Stock Exchange, Inc., as such requirements are interpreted by the Board of Directors in its business judgment, and (b) Section 301 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the Securities and Exchange Commission (“SEC”).

2)	Each Committee member shall be financially literate or shall become financially literate within a reasonable period of time after his or her appointment to the Committee. Additionally, at least one member of the Committee shall have accounting or related financial management expertise sufficient to meet the criteria of a financial expert within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC. The Board of Directors shall determine, in its business judgment and upon the recommendation of the Nominating and Governance Committee, whether a member is financially literate and whether at least one member has the requisite accounting or financial expertise and meets the financial expert criteria.

3)	Each Committee member shall receive as compensation from the Company only (a) director’s fees (which includes all forms of compensation paid to directors of the Company for service as a director or member of a Board Committee) and/or (b) pension payments or other deferred compensation provided that such compensation is not in any way contingent on continued service.

4)	If a Committee member simultaneously serves on the audit committee of more than three public companies (including the Company), the Board of Directors must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Committee. The Company shall disclose any such determination in its annual proxy statement.

     Selection. The Board of Directors will select the members and the Chair of the Committee based on recommendations made by the Company’s Nominating and Corporate Governance Committee. Each Committee member will serve at the pleasure of the Board and for such term as the Board may decide or until such Committee member is no longer a Board member.

Duties and Responsibilities of the Committee

     The Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s interim financial statements.

     The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

     In performing its responsibilities, the Committee shall:

1)	Retain the Independent Auditors: The Committee has the sole authority to (a) retain and terminate the Company’s independent auditors, (b) approve all audit engagement fees, terms and services, and (c) approve any non-audit engagements with the Company’s independent auditors. The Committee is to exercise this authority in a manner consistent with Sections 201 and 202 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC. The Committee may delegate the authority to grant any pre-approvals required by such sections to one or more members of the Committee as it designates, subject to the delegated member or members reporting any such pre-approvals to the Committee at its next scheduled meeting.

2)	Review and Discuss the Auditors’ Quality Control: The Committee is to, at least annually, obtain, review and discuss a report by the independent auditors describing (a) the audit firm’s internal quality control procedures, (b) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and (c) any steps taken to deal with any such issues.

3)	Review and Discuss the Independence of the Auditors: In connection with the retention of the Company’s independent auditors, the Committee is to, at least annually, review and discuss the information provided by management and the auditors relating to the independence of the audit firm, including, among other things, information related to the non-audit services provided and expected to be provided by the auditors. The Committee is responsible for (a) ensuring that the independent auditors submit at least annually to the Committee a formal written statement delineating all relationships between the auditors and the Company consistent with applicable independence standards, (b) actively engaging in a dialogue with the auditors with respect to any disclosed relationship or services that may impact the objectivity and independence of the auditors, and (c) taking appropriate action in response to the auditors’ report to satisfy itself of the auditors’ independence. In connection with the Committee’s evaluation of the auditors’ independence, the Committee shall also review and evaluate the lead partner of the independent auditors and take such steps as may be required by law with respect to the regular rotation of the lead audit partner and the reviewing audit partner of the independent auditors.

4)	Set Hiring Policies: The Committee is to set hiring policies for employees or former employees of the independent auditors, which include the restrictions set forth in Section 206 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC.

5)	Review and Discuss the Audit Plan: The Committee is to review and discuss with the independent auditors the plans for, and the scope of, the annual audit and other examinations.

6)	Review and Discuss Conduct of the Audit: The Committee is to review and discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, as well as any audit problems or difficulties and management’s response, including (a) any restriction on audit scope or on access to requested information, (b) any disagreements with management, and (c) significant issues discussed with the independent auditors’ national office. The Committee is to decide all unresolved disagreements between management and the independent auditors regarding financial reporting.

7)	Review and Discuss Financial Statements and Disclosures: The Committee is to review and discuss with appropriate officers of the Company and the independent auditors the annual audited and quarterly financial statements of the Company, including (a) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (b) the disclosures regarding internal controls and other matters required to be reported to the Committee by Section 302 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC. The Committee will make a recommendation to the Board whether or not the annual audited financial statements be included in the Company’s 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

8)	Review and Discuss Earnings Press Releases: The Committee is to review and discuss earnings and other financial press releases (including any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies (which review may occur after issuance and may be done generally as a review of the types of information to be disclosed and the form of presentation to be made).

9)	Review Actions Concerning Senior Internal Auditing Executive: The Committee will review and concur with management’s appointment, termination or replacement of the senior internal auditing executive.

10)	Review and Discuss Internal Audit Plans: The Committee is to review and discuss with the senior internal auditing executive and appropriate members of the staff of the internal auditing department the plans for and the scope of their ongoing audit activities.

11)	Review and Discuss Internal Audit Reports: The Committee is to review and discuss with the senior internal auditing executive and appropriate members of the staff of the internal auditing department the annual report of the audit activities, examinations and results thereof of the internal auditing department.

12)	Review and Discuss the Systems of Internal Accounting Controls: The Committee is to review and discuss with the independent auditors, the senior internal auditing executive, the General Counsel and, if and to the extent deemed appropriate by the Chairman of the Committee, members of their respective staffs the adequacy of the Company’s internal accounting controls, the Company’s financial, auditing and accounting organizations and personnel, and the Company’s policies and compliance procedures with respect to business practices which shall include the disclosures regarding internal controls and matters required to be reported to the Committee by Section 302 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC.

13)	Review and Discuss the Recommendations of Independent Auditors: The Committee is to review and discuss with the senior internal auditing executive and the appropriate members of the staff of the internal auditing department recommendations made by the independent auditors and the senior internal auditing executive, as well as such other matters, if any, as such persons or other officers of the Company may desire to bring to the attention of the Committee.

14)	Review and Discuss the Audit Results: The Committee is to review and discuss with the independent auditors (A) the report of their annual audit, or proposed report of their annual audit, (B) the accompanying management letter, if any, (C) the reports of their reviews of the Company’s interim financial statements conducted in accordance with Statement on Auditing Standards No. 71, and (D) the reports of the results of such other examinations outside of the course of the independent auditors’ normal audit procedures that the independent auditors may from time to time undertake. The foregoing shall include the reports required by Section 204 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC and, as appropriate, (a) a review of major issues regarding (i) accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and (ii) the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, (b) a review of analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements, and (c) a review of the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

15)	Obtain Assurances under Section 10A(b) of the Exchange Act: The Committee is to obtain assurance from the independent auditors that in the course of conducting the audit, there have been no acts detected or that have otherwise come to the attention of the audit firm that require disclosure to the Committee under Section 10A(b) of the Exchange Act.

16)	Discuss Risk Management Policies: The Committee is to discuss policies with respect to risk assessment and risk management to assess and manage the Company’s exposure to risk. The Committee should discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control these exposures.

17)	Obtain Reports Regarding Conformity With Legal Requirements and the Company’s Standard of Business Ethics Policy: The Committee is to periodically obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Standards of Business Ethics Policy. The Committee should advise the Board of Directors with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Standards of Business Ethics Policy.

18)	Establish Procedures for Complaints Regarding Financial Statements or Accounting Policies: The Committee is to establish procedures for (A) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (B) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters as required by Section 301 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC. The Committee is to discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any complaints or concerns regarding the Company’s financial statements or accounting policies.

19)	Discuss With General Counsel Matters Regarding Financial Statements or Compliance Policies: The Committee should discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.
20)	Review and Discuss Other Matters: The Committee should review and discuss such other matters that relate to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

21)	Board Reports: The Committee should report its actions and any recommendations to the Board after each Committee meeting.

22)	Perform Functions of a Qualified Legal Compliance Committee. The Committee shall also function as a qualified legal compliance committee (a “QLCC”) within the meaning of Rule 205 of the Rules of Practice of the Securities and Exchange Commission. In its capacity as a QLCC, the Committee shall receive any reports of material violations of the securities laws, breach of fiduciary duty or similar violations governed by such rule from attorneys representing the Company, including in-house counsel (“QLCC Reports”). The Committee shall take such actions as may be permitted or required of a QLCC under applicable law, which may include the making of inquiries and investigations in response to any QLCC Reports, directing the Company to take such remedial action as the Committee shall deem necessary or appropriate, and providing such notifications to the Securities and Exchange Commission as may be required by law.

Meetings of the Committee

     The Committee shall meet in person or telephonically at least quarterly, or more frequently as it may determine necessary, to comply with its responsibilities as set forth herein. The Chair of the Committee shall, in consultation with the other members of the Committee, the Company’s independent auditors and the appropriate officers of the Company, be responsible for calling meetings of the Committee, establishing agenda therefor and supervising the conduct thereof.

     The Committee may request any officer or employee of the Company or the Company’s outside legal counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall meet with the Company’s management, the internal auditors and the independent auditors periodically in separate private sessions to discuss any matter that the Committee, management, the independent auditors or such other persons believe should be discussed privately.

Resources and Authority of the Committee

     The Committee shall have the resources and authority appropriate to discharge its responsibilities and carry out its duties as required by law, including the authority to engage outside auditors for special audits, reviews and other procedures and to engage independent counsel and other advisors, experts or consultants. The Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company.

     The Company will provide for appropriate funding, as determined by the Committee, for payment of (i) compensation to the Company’s independent auditors engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, (ii) compensation to independent counsel or any other advisors employed by the Committee, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Audit Committee Report

     The Committee will prepare, with the assistance of management, the independent auditors and outside legal counsel, the Audit Committee Report.

Annual Review

     At least annually, the Committee shall (a) review this Charter with the Board and recommend any changes to the Board, and (b) evaluate its own performance in the manner prescribed by the Nominating and Corporate Governance Committee and report the results of this evaluation to the Board.

Publicity

     Consistent with the New York Stock Exchange listing requirements, this Charter will be included on the Company’s website and will be made available upon request sent to the Company’s Corporate Secretary. The Company’s annual report to shareholders will state that this Charter is available on the Company’s website and will be available upon request sent to the Company’s Corporate Secretary.

APPENDIX C

NEW YORK STOCK EXCHANGE
INDEPENDENCE STANDARDS

1.	No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).

2.	In addition, a director is not independent if:

(i)	The director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer, of the listed company.

(ii)	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii)	(A) The director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

(iv)	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v)	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

C-1

V o t e  b y  T e l e p h o n e

Have your proxy card available when you
call the Toll-Free number 1-800-542-1160 using
a touch-tone phone, and follow the simple
instructions to record your vote.

V o t e   b y  I n t e r n e t

Have your proxy card available when you access the website http://www.votefast.com and follow the simple instructions to record your vote.

V o t e  b y  M a i l

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535800, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-800-542-1160	Vote by Internet Access the Website and Cast your vote: http://www.votefast.com	Vote by Mail Return your proxy in the Postage-Paid envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. Eastern Time on April 18, 2005 to be counted in the final tabulation.

If you vote by telephone or Internet, please do not send your proxy by mail.

  è

Proxy must be signed and dated below.

ê Please fold and detach card at perforation before mailing. ê

The Timken Company	proxy / voting instruction card

The undersigned appoints W. R. Timken, Jr.; James W. Griffith; and Scott A. Scherff; and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of THE TIMKEN COMPANY to be held at 1835 Dueber Avenue, S.W., Canton, Ohio, on April 19, 2005 at 10:00 a.m., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and, in their discretion on such other matters as may properly come before the meeting, and/or if the undersigned is a participant in one or more of the Company’s or its subsidiaries’ associate share ownership plans and has stock of the Company allocated to his or her account(s), the undersigned directs the trustee(s) of such plan(s) likewise to appoint the above-named individuals as proxies to vote and act with respect to all shares of such stock so allocated on the record date for such meeting in the manner specified on the reverse hereof at such meeting or any adjournment thereof, and in their discretion on such other matters as may properly come before the meeting.

Signature

Signature (if jointly held)

Date: , 2005

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.

PLEASE SIGN AND RETURN AS SOON AS POSSIBLE.

TIMKEN

Notice Of Annual Meeting Of Shareholders

April 19, 2005	Parking: Shareholders attending the meeting may park
10:00 a.m.	in the visitor lot behind the Corporate Office building.
The Timken Company
1835 Dueber Avenue, S.W.	Note: If your shares are held in street name, please
Canton, OH 44706-2798	bring a letter with you from your broker stating as
Telephone: (330) 438-3000	such to the Annual Meeting.

For directions to the Annual Meeting, you may call 330-471-3378.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the Company’s transfer agent, National City Bank, Post Office Box 92301, Cleveland, Ohio 44193-0900, or the Company in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

ê Please fold and detach card at perforation before mailing. ê

The Timken Company	Proxy / Voting Instruction Card

The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified. The Board of Directors recommends a vote FOR proposals 1 and 2.

1.	Election of Directors to serve in Class II for a term of three years:

	(01) Phillip R. Cox	(02) Robert W. Mahoney	(03) Ward J. Timken, Jr.	(04) Joseph F. Toot, Jr.

	☐ FOR all nominees listed above		☐ WITHHOLD AUTHORITY to vote for all nominees listed above
(except as marked to the contrary below)

To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below:

2.	Approval of The Timken Company Senior Executive Management Performance Plan, as amended and restated as of February 1, 2005.
	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

☐	Please check this box if you consent to access future annual reports and proxy material via the internet only.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.